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                                EXHIBIT 10(C)(7)
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J I Case                 700 State Street         [LOGO OF TENNECO APPEARS HERE]
A Tenneco Company        Racine, Wisconsin 53404
                         (414) 636-6111
                         Fax: (414) 636-7625
Dana G. Mead
Chairman and
Chief Executive Officer

                                 March 3, 1994

PERSONAL AND CONFIDENTIAL

Mr. Edward J. Campbell
1A Deepwood Drive
Racine, Wisconsin 53402

Dear Ed:

Subject to the provisions of paragraph 13 below, this letter will serve to acknowledge the acceptance of your retirement as President of Case Corporation and its affiliated companies (the "Company"), and as an officer of all Tenneco Inc. affiliated companies ("Tenneco"), effective March 31, 1994.

It is understood and agreed that this letter will supersede and replace any and all previous employment or service agreements between you as an individual and the Company or Tenneco. This letter contains our understanding and agreement and release (the "Agreement") relating to the payments and obligations which relate to your retirement, as follows:

  1. During the term of your employment with the Company, until your retirement on March 31, 1994, you will continue to receive a base salary of $458,000 at the monthly rate of $38,167, less any applicable withholdings. In addition, you will be entitled to receive the following:

   * Special Cash Award -- Upon your retirement and the termination of employment, you will receive an additional cash award, payable in April, 1994, of $370,983 which is the amount of base salary and company matching Thrift Plan contributions you would have received had you continued your current employment and position with the Company from the date of your retirement until December 31, 1994.

   * Supplemental Payments -- In addition to your normal retirement benefits, the Company will provide a supplemental payment based upon the amount of your Executive Incentive Compensation Plan awards over the final five years of your employment with Newport News Shipbuilding or the Company and assuming your employment had continued until December 31, 1994. Commencing on the first day of April, 1994, and thereafter on the first day of each calendar month, the Company shall pay you, as a supplemental payment, an amount representing the difference between your monthly retirement benefit

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J I Case
A Tenneco Company

Mr. Edward J. Campbell
March 3, 1994
Page 2

     under the Tenneco Inc. Retirement Plan and what the benefit under that Plan would have been if such benefit had included these incentive compensation amounts received by you in the benefit calculations of the Plan. This supplemental benefit will be paid to you as a monthly annuity in the same optional form of payment as you elect under that Plan, unless you choose another actuarial equivalent form.

   * Tenneco Inc. Executive Incentive Compensation Plan -- You will receive a 1994 Executive Incentive Compensation Plan award for this year of $168,000 which is payable on April 1, 1994. There will be no further awards paid to you under this Plan.

   * Tenneco Inc. Restricted Stock -- In consideration of your performance pursuant to this Agreement, the executive management of Tenneco Inc. will recommend to the Compensation and Benefits Committee of the Tenneco Inc. Board of Directors that they grant a restricted stock award to you of 20,000 shares, effective March 8, 1994, which shares will vest and be awarded upon your retirement from the Company on March 31, 1994. In addition, all previously granted restricted stock will vest on March 31, 1994, in accordance with the terms of the Plan regarding retirement of employees.

   * Tenneco Inc. Deferred Compensation Plan -- You will receive the full amount of the $25,000 1994 Deferred Compensation Award that was communicated to you in December, 1993, and your account balance will become fully vested on March 31, 1994, the date of your retirement and termination of employment, and will be distributed to you in accordance with the terms of the Plan. You will not be granted or receive any further awards under this Plan.

   * Welfare and Qualified Benefits Plans -- As an employee, you will continue to receive all benefits from Tenneco Inc. sponsored plans for which you are currently eligible. Upon your retirement from the Company on March 31, 1994, your rights and benefits under the Tenneco Inc. Retirement, Thrift, and Welfare Plans as well as under the other benefit plans and policies of Tenneco or the Company will, except as herein otherwise expressly provided, be governed by the provisions of such plans.

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J I Case
A Tenneco Company

Mr. Edward J. Campbell
March 3, 1994
Page 3

   * Financial Planning and Counseling -- You will be entitled to continue your present participation in the Tenneco Financial Assistance Plan and be reimbursed by the Company for your expenses for tax and financial planning services through March 31, 1995, up to a maximum of $20,000 in any one calendar year.

   * Perquisites -- Perquisites to which you are presently entitled (including an executive physical examination) which are reimbursable by the Company or Tenneco will continue until the date of your retirement and the termination of your employment hereunder (March 31, 1994). You shall have the option to purchase your present Company car prior to your retirement on March 31, 1994, in accordance with the current Company policy. If by that time you have not purchased your Company car, it will be returned to the Company.

  2. In addition, during the term of your employment hereunder and thereafter you agree to be bound by and perform all of the covenants and agreements set forth herein.

  3. In consideration of the payments and other undertakings of the Company or Tenneco set forth below, it is understood and agreed that, if there shall be any acts or activities on your part which, in the reasonable judgment of Tenneco, are in conflict with or opposed to, or which will adversely affect the interest of Tenneco or the Company, then Tenneco may, in its discretion, after the entry of an arbitration award adverse to you as contemplated under paragraph 10 below, discontinue the special payments and benefits provided for herein and you shall be obligated to reimburse Tenneco for any such payments made to you subsequent to the activities precluded pursuant to the provisions of this paragraph.

  4. You hereby agree, from and after the date hereof, to keep confidential the terms, conditions, and amounts set forth in this Agreement and to refrain from disclosing any information relating to this Agreement, or the negotiations leading up the Agreement. You shall use your best efforts to avoid any communications which might result in adverse publicity to the Company or Tenneco.

  5. It is further understood and agreed that, during the term of this Agreement and thereafter, you shall maintain the strictest confidence with respect to any and all information concerning Tenneco, its business or affairs which was acquired by you during the course of your employment, except to the extent that such information is or becomes available to the

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J I Case
A Tenneco Company

Mr. Edward J. Campbell
March 3, 1994
Page 4

general public, and you hereby covenant not to disclose any such information at any time to any third party without the express written consent of the undersigned unless you are legally compelled to do so. Should you be served with legal process seeking to compel you to disclose any such information, you agree to notify the General Counsel of Tenneco Inc. immediately, in order that the Company or Tenneco may seek to resist such process if they so choose. You also hereby agree to hold in strictest confidence information which you obtained or will obtain while an employee of Tenneco, and thereafter, for the use and sole benefit of Tenneco. For purposes of this Agreement, the covered information shall include, but not be limited to, customer lists, product development plans, operations costs and pricing information, planned introduction of new products, personnel information, and any know-how relating to the design, manufacture and marketing of Tenneco or the Company's services or products, including components and parts thereof.

  6. As appropriate, payments under this Agreement will be subject to deduction on account of federal income, social security, and state income tax and other withholding which may be applicable.

  7. In consideration of the payments and other undertakings of the Company and Tenneco Management Company set forth in this Agreement, you release the Company and Tenneco, their directors and officers, employees, agents and representatives from any and all claims and causes of action, known or unknown, in law or equity, arising out of or in any way concerned with or relating to your hiring, continued employment, the termination of your employment or your resignation as an officer and director of the Company or Tenneco, including but not limited to, breach of contract, impairment of economic opportunity, infliction of emotional distress, defamation of reputation, any intentional or negligent tort, brought by you or anyone else or your behalf, arising or accruing prior to the signing of this Agreement. This release includes, but is not limited to, claims arising under 42 U.S.C. sec. 1981, the Age Discrimination in Employment Act of 1967 as amended (29 U.S.C. sec. 621), Title VII of the Civil Rights Act of 1964 as amended, (42 U.S.C. sec. 2000e), the Wisconsin Fair Employment Act (Wis. Stat. sec. 111.31 et seq.), the Texas Human Rights Act, (Tex. Rev. Civ. Stat. Art. 5221 k), the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act (29 U.S.C. sec. 2101), the Americans with Disabilities Act (42 U.S.C. sec. 12101), any claims for breach of contract, wrongful discharge, tortious action or inaction of any sort, and any claim under any other state, local, or federal statute or regulation.

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J I Case
A Tenneco Company

Mr. Edward J. Campbell
March 3, 1994
Page 5

   8. You also acknowledge that this Agreement containing this release relating to claims under the Age Discrimination in Employment Act has been received by you on March 3, 1994, and you acknowledge that you have been advised in writing by the Agreement to seek the advice of counsel in considering whether to execute this Agreement and this release and that you execute the Agreement and release voluntarily. Further, by accepting the terms set out in this Agreement, you agree not to sue, or seek any other compensation from Tenneco. You also understand that you have twenty-one (21) days to consider this Agreement and this release and should you accept, you will have seven (7) days from the date of execution to revoke your acceptance. This Agreement and the release will not become effective or enforceable until this revocation period has expired.

   9. In the event of your death before March 31, 1994, the Company shall pay to such beneficiary as you shall designate, or failing such designation, to your heirs or legal representative of your estate, in a lump sum, the aggregate amount of your base salary which you would have thereafter received but for your death. The amounts from the restricted stock, deferred compensation and cash award payments, provided for above, and other employee benefits payable in the event of your death shall be paid in accordance with the provisions of the applicable Tenneco benefit plans.

  10. All disagreements arising out of this Agreement shall be resolved by arbitration in Houston, Texas. Neither the American Arbitration Association nor its rules shall be used. Arbitration shall be conducted by a panel of three (3) arbitrators. Each party shall select an arbitrator within thirty (30) days of submission of any dispute to arbitration. If an arbitrator timely selected by a party is unable, for any reason, to serve until the making of the decision and award, that party may name a successor arbitrator. If either party fails to designate an arbitrator within the thirty (30) day period, that party's right to name an arbitrator (or any successor arbitrator) is forfeited and any arbitrator timely named shall select a second arbitrator. The first two arbitrators shall then, within thirty (30) days of the selection of the last of them, jointly select a third arbitrator. If the two arbitrators selected by the parties are unable to agree upon the selection of a third arbitrator, the third arbitrator shall be supplied by any court of record that would have jurisdiction of the controversy but for this arbitration provision. Only the third arbitrator may be an attorney licensed to practice law. All expenses and fees incurred by the prevailing party shall be paid by the losing party and all fees and expenses of the three (3) arbitrators shall be paid by the losing party.

  11. If any provision of this Agreement is determined to be invalid as a matter of law, the other provisions shall not be affected thereby.


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J I Case
A Tenneco Company

Mr. Edward J. Campbell
March 3, 1994
Page 6

  12. This Agreement shall be construed under and governed by the laws of the State of Texas, apart from conflict of laws rules. This Agreement contains the entire agreement between you and the Company and between you and Tenneco and shall not be amended except by an agreement in writing, signed by you and a properly authorized officer of Tenneco.

  13. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be null and void in the event the Tenneco Inc. Board of Directors does not grant the Restricted Stock Award in the amount of 20,000 shares of Tenneco Inc. contemplated under the paragraph entitled "Tenneco Inc. Restricted Stock."

Please signify in the space indicated on this letter your agreement with and acceptance of the foregoing.

                                        Sincerely,

                                        Dana G. Mead

Agreed and Accepted as of March 3, 1994: /s/ Dana G. Mead

/s/ Edward J. Campbell
- ----------------------
Edward J. Campbell

On this day of March 7, 1994.

cc: Ted Tetzlaff, Director

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Tenneco Inc            P.O. Box 2511              [LOGO OF TENNECO APPEARS HERE]
                       Houston, Texas 77252-2511
                       Bus: (713) 757-6666
                       Fax: (713) 757-4542
Theodore R. Tetzlaff
General Counsel

                                 March 7, 1994

Mr. Edward J. Campbell
1A Deepwood Drive
Racine, Wisconsin 53402

Dear Ed:

  Case Corporation is a wholly-owned subsidiary of Tenneco Inc. and please be advised that Tenneco Inc. hereby guarantees the full and faithful performance of Case Corporation for any legal obligations resulting from the letter of agreement to you, dated March 3, 1994, signed by Dana G. Mead, Chairman and Chief Executive Officer of Case Corporation, by which your retirement on March 31, 1994, as President of Case Corporation and its affiliated companies is acknowledged and certain payments and obligations which relate to your retirement are specified.

                                        Sincerely,

                                        /s/ T. R. Tetzlaff

                                  CERTIFICATE

  I, Karl A. Stewart, do hereby certify that I am the duly elected, qualified and acting Secretary of Tenneco Inc., a Delaware corporation, and that as such I certify that Theodore R. Tetzlaff is the duly elected, qualified and acting General Counsel of Tenneco Inc. and as such has executed the foregoing Guarantee.

  In witness whereof, the undersigned has hereto set forth his hand and affixed the corporate seal of said Company this 7th day of March, 1994.

                                        /s/ Karl A. Stewart
                                        --------------------------
                                        Karl A. Stewart, Secretary